N E W S R E L E A S E	TeraForce Reports First Quarter 2005 Results

Contact:	Patty Dickerson, Investor Relations — 469-330-4969 pdickerson@teraforce-tech.com

RICHARDSON, TEXAS (May 17, 2005) – TeraForce Technology Corporation (OTCBB: TERA) today announced financial results for the first quarter ended March 31, 2005.

Financial Results
Net revenue for the first quarter of 2005 was $379,000, compared to $4,607,000 in the same quarter last. The first quarter 2004 amount included $2,950,000 in license fees that were not present in the 2005 period.

In the first quarter of 2005 the Company generated a gross loss of $13,000 versus a gross profit of $3,726,000 in the first quarter of 2004. The operating loss for the first quarter of 2005 amounted to $1,635,000 versus an operating profit of $1,922,000 in the first quarter of 2004. The gross profit and operating profit in the 2004 period reflect the impact of the license fees mentioned above.

The net loss for the first quarter of 2005 was $2,182,000 ($0.02 per share) as compared to net income of $1,587,000 ($0.01 per share) in the first quarter of 2004. Net income for the first quarter of 2005 and 2004 include non-cash charges totaling approximately $389,000 and $201,000, respectively, related to the amortization of warrant and other costs arising from financing transactions.

Management Comment
Herman M. Frietsch, Chairman and CEO of TeraForce commented, “As we indicated a few weeks ago when we announced our 2004 year end results, the first quarter of 2005 was disappointing to us. This was primarily a consequence of delayed orders from certain major customers. Moving into the second quarter we are seeing an increase in orders that we expect to contribute to improved net revenues in the second quarter. However, the magnitude of those improvements and the impact on our operating results and cash flow are still uncertain. We continue to believe that a strategic relationship with another party in our industry is the best way in which to capitalize upon the opportunities for our business. We are continuing to pursue a number of such possibilities.

“Since it has been such a short time since our 2004 year end conference call, we will not be holding an investor conference call for the first quarter of 2005. I encourage you to review our recently filed Quarterly Report on Form 10-Q for a more detailed discussion of our first quarter results, financial position and outlook.”

About TeraForce Technology Corporation
Based in Richardson, Texas, TeraForce Technology Corporation (OTCBB: TERA) designs, develops, produces and sells high-density embedded computing platforms and digital signal processing products, primarily for applications in the defense electronics industry. TeraForce’s primary operating unit is DNA Computing Solutions, Inc., www.dnacomputingsolutions.com.

Except for the historical information contained herein, the statements in this announcement are forward looking statements which involve risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the forward looking statements. Factors that might cause such a difference include, but are not limited to, those relating to: general economic conditions; success in the development and market acceptance of new and existing products; dependence on suppliers, third party manufacturers and channels of distribution; contingent liabilities; customer and product concentration; fluctuations in customer demand; maintaining access to external sources of capital; ability to attract and retain key management and technical personnel; issues regarding intellectual property rights; overall management of the Company’s expansion; and other risk factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

TERAFORCE TECHNOLOGY CORPORATION AND SUBSIDIARIES
Consolidated Condensed Balance Sheets
(Thousands of dollars, except share data)

	March 31,	December 31, 2004
	2005
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$1	$3
Accounts receivable	372	150
Inventories	1,193	854
Prepaid expenses and other current assets	101	516

Total current assets	1,667	1,523
Property and equipment, net	290	335
Investment in affiliate	100	100
Other assets	2,537	1,086

	$4,594	$3,044

Liabilities and Stockholders’ Deficit
Current liabilities:
Current portion of notes payable	$9,806	$6,634
Accrued liabilities	2,797	2,670
Accounts payable	644	584
Deferred revenue	100	100
Total current liabilities	13,347	9,988
Long-term notes payable	—	1,364
Stockholders’ deficit:
Common Stock, $.01 par value; authorized 250,000,000 shares; 134,765,401 and 133,561,425 shares issued in 2005 and 2004, respectively	1,338	1,336
Additional paid-in capital	192,260	190,525
Accumulated deficit	(200,764)	(198,582)

	(7,166)	(6,721)
Less 400,474 shares of common stock in treasury at cost	(1,587)	(1,587)

Total stockholders’ deficit	(8,753)	(8,308)

	$4,594	$3,044

TERAFORCE TECHNOLOGY CORPORATION AND SUBSIDIARIES

Consolidated Condensed Statements of Operations
(Thousands of dollars, except per share data)

	Three Months Ended
	March 31,
	2005	2004
(unaudited)
Net revenue	$379	$4,607
Cost of revenue	392	881

Gross profit (loss)	(13)	3,726

Expenses:
Engineering and development	542	501
Selling and administrative	1,080	1,303
	1,622	1,804

Operating profit (loss)	(1,635)	1,922

Other income (expense):
Interest expense	(555)	(335)
Other	8	—

	(547)	(335)

Net income (loss)	$(2,182)	$1,587

Basic and diluted income (loss) per share	$(.02)	$.01
Weighted average number of common shares outstanding (thousands):
Basic	133,184	130,603

Diluted	133,184	147,300

TERAFORCE TECHNOLOGY CORPORATION AND SUBSIDIARIES
Consolidated Condensed Statements of Cash Flows
(Thousands of dollars)

	Three Months Ended March 31,
	2005	2004
	(unaudited)
Cash flows from operating activities:
Net income (loss)	$(2,182)	$1,587
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	57	55
Amortization of deferred financing costs	389	201
Other	424	(20)
Changes in operating assets and liabilities:
Accounts receivable	(222)	(387)
Inventories	(339)	148
Deferred revenue	—	(1,200)
Accounts payable and accrued liabilities	187	(513)

Net cash used in operating activities	(1,686)	(129)

Cash flows from investing activities:
Capital expenditures	(5)	(21)
Software development costs	—	(8)
Net cash provided by (used in) investing activities	(5)	(29)

Cash flows from financing activities:
Proceeds from issuance of notes payable	3,739	—
Principal payments on notes payable	(2,050)	—
Proceeds from issuance of common stock	—	5
Net cash provided by financing activities	1,689	5

Net decrease in cash and cash equivalents	(2)	(153)
Cash and cash equivalents, beginning of period	3	165

Cash and cash equivalents, end of period	$1	$12